Exhibit 99.1

Karen Peabody	Garo Toomajanian
Salary.com	Integrated Corporate Relations
781-464-7544	781-464-7340
press@salary.com	ir@salary.com

Salary.com Appoints Chris Power as Chief Financial Officer

Former Monster Worldwide financial executive brings leadership experience in global finance operations and human capital management industry to Salary.com

Reaffirms prior business outlook for third quarter and full year fiscal 2008

Waltham, MA, January 2, 2008 — Salary.com, Inc. (NASDAQ: SLRY), a leading provider of on-demand compensation and talent management data and software, announced the appointment of Chris Power as Chief Financial Officer, succeeding Ken Goldman, effective today.

Mr. Power joins Salary.com from Monster Worldwide where from 2005 to 2007 he held the position of Chief Financial Officer, Global Operations. In that role, he reported to the chief executive officer, led a team of 300 professionals across more than 30 countries and was responsible for all financial operations and strategic planning for Monster Worldwide and its business units. From 2002 to 2005, Mr. Power served as Chief Financial Officer of the Monster North America division and then Chief Financial Officer for Monster Worldwide North America. During his tenure at Monster, the company grew to $1.4 billion in revenue.

Prior to joining Monster Worldwide, Mr. Power spent 14 years with Nortel Networks in finance roles of increasing responsibility, including Vice President of Finance, Global Core Networks, Vice President of Business Operations, and Vice President of Finance for the North American Region. He graduated from the University of Toronto earning an Honours Bachelor of Arts degree in Commerce and Economics and a Masters of Business Administration degree in Finance and Marketing.

“We are pleased to welcome Chris to Salary.com. Chris rose to the top of the finance team at Monster Worldwide through his dedication, expertise and leadership. The experience he gained guiding Monster’s finance team through a period of rapid global expansion, numerous acquisitions and strong organic revenue growth made Chris a logical choice to provide financial leadership as we execute on the next phases of our long term growth plan,” said Kent Plunkett, chief executive officer of Salary.com.

“Salary.com is a very exciting technology company. I was attracted by the quality of the management team, the strength of the company’s vision and competitive position and the superb financial results generated by the Salary.com’s on-demand business model. They are one of the fastest growing and most innovative companies in the human capital management business today,” said Chris Power.

Ken Goldman is leaving to pursue other growth opportunities but will remain on Salary.com’s Board of Directors, take on a consulting role in corporate development and assist Chris Power for a transition period.

“On behalf of Salary.com, we thank Ken for his contributions and his leadership of our successful initial public offering. We wish him continued success and thank him for all his efforts on behalf of our shareholders,” said Plunkett.

The company also re-affirms the financial outlook it previously provided for the fiscal third quarter ended December 31, 2007. For the third quarter of fiscal 2008, Salary.com expects total revenue in the range of $8.8 million to $9.2 million. Non-GAAP net loss, which excludes the non-cash impact of stock-based compensation expense and amortization of intangibles, is expected to be in the range of $1.5 million to $1.7 million. GAAP loss for the third quarter of fiscal 2008 is expected to be in the range of $3.2 million to $3.4 million. In addition, the company re-affirms the financial outlook it previously provided for the fiscal year ending March 31, 2008.

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation and talent management solutions helping businesses and individuals manage pay and performance. Salary.com provides companies of all sizes comprehensive on-demand software applications that are tightly integrated with its own proprietary compensation data sets, thereby automating the essential elements of the compensation management process and significantly improving the effectiveness of its clients’ compensation spend. For more information, visit www.salary.com.

Forward Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Salary.com’s expectations and assumptions concerning future performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, our ability to expand our customer base and product and service offerings, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, integration and performance of acquired businesses, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, and general economic conditions and other factors affecting spending by customers, as well as those risks and uncertainties described in Salary.com’s filings with the Securities and Exchange Commission. Salary.com expressly disclaims any obligation to update any forward-looking statements.

(SLRY-F)